Exhibit 21.01

BANKGUAM HOLDING COMPANY

Subsidiaries of the Registrant

Name of Subsidiary	Place of Incorporation
Bank of Guam	Guam
BankGuam Properties, Inc.	Guam
BankGuam Insurance Underwriters, Ltd.	Guam
IFIT Properties, LLC	Guam
BG Investment Services, Inc.	Guam
ASC Trust LLC	Guam